THE SOURLIS LAW FIRM Securities and Corporate Attorneys

Virginia K. Sourlis, Esq., MBA*	The Galleria
Philip Magri, Esq.+	2 Bridge Avenue
Joseph M. Patricola, Esq.*+ #	Red Bank, New Jersey 07701
(732) 530-9007 Fax (732) 530-9008
www.SourlisLaw.com
* Licensed in NJ	Virginia@SourlisLaw.com
+ Licensed in NY
# Licensed in DC

May 13, 2009

Board of Directors
Smart Kids Group, Inc.
9768-170 Street
Suite 542
Edmonton, Alberta T5T5L4

Re:           Smart Kids Group, Inc.
Registration Statement on Form S-1
20,198,500 Shares of Common Stock

Dear Board of Directors
of Smart Kids Group, Inc.

We have acted as securities counsel to Smart Kids Group, Inc., a Florida corporation (the "Company"), in connection with the preparation of a registration statement on Form S-1 ( the "Registration Statement") filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the "Act"), to register an aggregate of 20,198,500 shares of common stock, par value $0.0001 per share, of the Company registered on behalf of the Selling Stockholders named in the Registration Statement (the “Shares”).

In our capacity as counsel to the Company, we have reviewed the Company's articles of incorporation, as amended, and by-laws, the Registration Statement, the exhibits to the Registration Statement and such other records, documents, statutes and decisions as we have deemed relevant in rendering this opinion.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons signing or delivering any instrument, the authenticity of all documents admitted to us as originals, the conformity to original documents submitted to us as certificated or photostatic copies, the authenticity of the originals of such latter documents and the date of authorization and valid execution and delivery of all documents. As to any facts material to this opinion, we have relied upon statements and representations of officers and other representatives of the Company.

Based upon the foregoing and having regard for such legal considerations as we deem relevant, we are of the opinion that the Shares have been duly and validly authorized for issuance and are legally issued, fully paid and non-assessable.

We express no opinion on the laws of any jurisdiction other than the Florida Business Corporation Act of the State of Florida, including its applicable statutory provisions, the rules and regulations underlying those provisions and the applicable judicial and regulatory determinations made to date.

We hereby consent to the prior filing of this opinion as an exhibit to the Registration Statement, as may be amended from time to time. We also consent to the reference to my name and this firm under the heading “Legal Matters” in the prospectus which forms a part of the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

The Sourlis Law Firm

/s/ Virginia K. Sourlis, Esq.
Virginia K. Sourlis, Esq.